                                        Exhibit 5


                                        Robert H. Beber
                                         Executive Vice President
                                         and General Counsel
                                        W. R. Grace & Co.
                                        One Town Center Road
                                        Boca Raton, Florida 33486-1010



                                        June 20, 1994


W. R. Grace & Co.
One Town Center Road
Boca Raton, Florida 33486-1010

Gentlemen:

          You have asked me, as General Counsel of W. R. Grace & Co. ("Company"), to render my opinion regarding certain matters in connection with a Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 covering 66,000 shares ("Shares") of the Common Stock, par value $1.00 per share, of the Company issuable pursuant to the Company's 1994 Stock Retainer Plan for Nonemployee Directors ("Plan").

          I have examined, or caused to be examined, the Certificate of Incorporation and By-laws of the Company, as amended to date, the records of its corporate proceedings, the Plan, the Registration Statement and such other documents as I have deemed necessary in connection with the opinion hereinafter expressed.

          Based on the foregoing, I am of the opinion that the Shares, when issued, will be validly issued and outstanding, fully-paid and nonassessable shares of the Company's Common Stock.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ROBERT H. BEBER